Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of the 22 day of January, 2008 (the “Effective Date”), by and between INTERLEUKIN GENETICS, INC., a Delaware corporation (“Employer”), and LEWIS H. BENDER, an individual (“Employee”).

RECITALS

A.                                   Employer desires to obtain the benefit of the services of Employee and Employee desires to render such services to Employer.

B.                                     The Board of Directors of Employer (the “Board”) has determined that it is in Employer’s best interest to employ Employee and to provide certain benefits to Employee.

C.                                     Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

1.                                       Term and Renewal.  Subject to the terms hereof, Employee’s employment hereunder will commence on the Effective Date and continue until the second (2nd) anniversary thereof (the “Initial Term”), unless earlier terminated in accordance with the provisions of this Agreement.  On the second and each subsequent anniversary of the Effective Date, the term of Employee’s employment hereunder will be automatically extended for an additional period of one (1) year (each a “Subsequent Term”) unless either Employee or Employer provides written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice is given not less than ninety (90) days prior to the relevant anniversary of the Effective Date, and unless Employee’s employment is not otherwise earlier terminated in accordance with the provisions of this Agreement.  The Initial Term and any Subsequent Term are referred to herein collectively as the “Term.”

2.                                       Employment of Employee.

(a)                                  Specific Position.  Employer and Employee hereby agree that, subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve as an employee of Employer.  Employee will report directly to the Board, and Employee shall have the title and perform the duties of Chief Executive Officer of Employer, and such other reasonable, usual and customary duties of such office as may be delegated to Employee from time to time by the Board, subject always to the policies as reasonably determined from time to time by the Board.  Employee will work from Employer’s Waltham, MA office.

(b)                                 Board Membership.  During the Term, Employee will serve as a member of the Board, subject to any required approval of Employer’s stockholders.  Employee shall resign from the Board effective upon the termination of Employee’s employment with Employer for any reason.

(c)                                  Promotion of Employer’s Business.  During the Term, Employee shall not engage in any business competitive with Employer.  Employee agrees to devote his full business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer’s interests; provided, however, that Employee is not precluded from devoting reasonable periods to time required: (i) for serving as a director, committee member or scientific editor of any organization that does not compete with Employer or that does not involve a conflict of interest with Employer; or (ii) for managing his personal investments; so long as in either case, such activities do not interfere with the regular performance of his duties under this Agreement.

3.                                       Salary.  Employer shall pay to Employee during the Term of this Agreement a base salary (“Base Salary”) in the gross amount of $340,000 per year, payable in equal monthly installments in accordance with Employer’s usual payroll practices.  The Base Salary may be increased (but not decreased) annually at end of each calendar year at the discretion of the Compensation Committee of the Board (the “Compensation Committee”) throughout the Term.

4.                                       Bonus/Stock Options.

(a)                                  Sign On Bonus.  In addition to the Base Salary, Employee shall be eligible to receive a sign on bonus (the “Sign-On Bonus”) up to a maximum gross amount of $35,000.  Employee shall earn and be entitled to $20,000 of the Sign-On Bonus upon completion of his first three (3) months of employment with Employer, and shall earn and be entitled to an additional $15,000 of the Sign-On Bonus upon completion of his first six (6) months of employment with Employer.  The Sign-On Bonus will be paid within fifteen (15) days after it is earned, in accordance with Employer’s usual payroll practices.

(b)                                 Annual Bonus.  In addition to the Base Salary, Employee shall be eligible to receive a discretionary annual performance bonus (the “Annual Bonus”) based on Employer’s financial performance between January 1st and December 31st of each year (the “Bonus Year”), under the following terms and conditions:

(i)                                     If the Compensation Committee determines that Employer’s financial performance met the threshold of the standards and measures (the “Threshhold Measures”) approved by the Compensation Committee for the Bonus Year, Employee will be entitled to an Annual Bonus in an amount equal to ten percent (10%) of the Base Salary;

(ii)                                  If the Compensation Committee determines that Employer’s financial performance met the target of the standards and measures (the “Target Measures”) approved by the Compensation Committee for the Bonus Year,

Employee will be entitled to an Annual Bonus in an amount equal to twenty percent (20%) of the Base Salary; and

(iii)                               If the Compensation Committee determines that Employer’s financial performance was exceptional as compared to the standards and measures (the “Exceptional Measures”) approved by the Compensation Committee for the Bonus Year, Employee will be entitled to an Annual Bonus in an amount equal to fifty percent (50%) of the Base Salary.

                                                The Threshold Measures, Target Measures & Exceptional Measures shall be determined and agreed upon by the parties within thirty (30) days from the Effective Date.  The Annual Bonus shall be paid to Employee within thirty (30) days following the close of the Bonus Year, in accordance with Employer’s usual payroll practices.  The Annual Bonus for the first Bonus Year, if any, will be paid on a pro-rata basis according to the start date of Employee.  The Compensation Committee may, in its sole discretion, award an Annual Bonus that exceeds the amounts listed in subsections (i) - (iii) above.  Employee must be employed by Employer at the time that the Annual Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Bonus.

(c)                                  Stock Options.  Subject to approval by the Compensation Committee, Employee will be granted an incentive stock option to purchase 500,000 shares of common stock in Employer (the “Options”) at an exercise price equal to the fair market value of such stock on the date of grant (the “Grant Date”), pursuant to the terms of a formal stock option agreement and stock plan, with such Options to vest under the following terms and conditions: (i) Employee will vest in 100,000 Options upon the Grant Date; (ii) Employee will vest in 100,000 Options on February 1, 2009; (iii) Employee will vest in 100,000 Options on February 1, 2011; (iv) Employee will vest in 100,000 Options on February 1, 2012; and (v) Employee will vest in 100,000 Options on February 1, 2013.  Employee must be employed by Employer on the date of vesting in order to be eligible for and be entitled to such vesting.

(d)                                 Accelerated Vesting Of Stock Options.  Subject to approval by the Compensation Committee, the vesting of the Options described in sections (c)(ii)-(v) above may be accelerated upon Employer’s attainment of certain financial milestones (e.g., earnings, products to market, execution of strategic agreements, etc.), with any such milestones and the terms and conditions of any such acceleration to be agreed upon in writing, in advance, by Employee and Employer.

(e)                                  Additional Option Grants.  Subject to approval by the Compensation Committee, Employee may be granted additional incentive stock options during the course of his employment with Employer, with the award and amount of any such grant to be determined by Employer in its sole discretion, and with such grant (if made) to be made pursuant to the terms of a formal stock option agreement and stock plan.

5.                                       Benefits.

(a)                                  Fringe Benefits.  During Employee’s employment by Employer under this Agreement, Employee shall be eligible for participation in and shall be covered by any and all such medical, disability, life and other insurance plans and such other similar benefits available to other executive employees.

(b)                                 Reimbursements.  During Employee’s employment with Employer under this Agreement, Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel at the request of, or in the service of, Employer provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer.

(c)                                  Vacation.  During Employee’s employment with Employer hereunder, Employee shall be entitled to an annual vacation leave of four (4) weeks at full pay.

(d)                                 Relocation/Living Expenses.  During Employee’s first twelve (12) months of employment with Employer, Employee shall be entitled to reimbursement of relocation and/or living expenses in an amount to be agreed upon in writing, in advance, by Employee and Employer.  Such expenses may include the costs of moving Employee’s family and tangible possessions to the Waltham, Massachusetts vicinity, expenses related to the rental of an apartment or use of a hotel room in the Waltham, Massachusetts vicinity, travel costs to and from the Employee’s current residence to the Waltham, Massachusetts vicinity, and expenses related to the search for a permanent residence in the Waltham, Massachusetts vicinity.

6.                                       Termination And Termination Payment.

(a)                                  Termination.  Notwithstanding anything else contained in this Agreement, Employee’s employment hereunder will terminate upon the earliest to occur of the following:

(i)                                     Expiration of the Term.  If a Non-Renewal Notice has been given pursuant to Section 1, immediately upon expiration of the Term.

(ii)                                  Death or Disability.  Immediately upon Employee’s death or Disability (as defined below).

(iii)                               Termination by Employer.

(A)                              If by Employer for Cause (as defined below), written notice by Employer to Employee that Employee’s employment is being terminated for Cause and that sets forth the factual basis supporting the alleged Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Employer; or

(B)                                If by Employer for reasons other than under Sections 6(a)(i), or 6(a)(iii)(A), written notice by Employer to Employee that Employee’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice, provided that Employer, at its exclusive option, may elect to provide Employee with pay in lieu of any or all of the aforementioned notice period.

(iv)                              Termination by Employee.

(A)                              If by Employee for Good Reason (as defined below), written notice by Employee to Employer that Employee is terminating Employee’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after Employer’s receipt of such notice, provided that Employer, at its exclusive option, may elect to provide Employee with pay in lieu of any or all of the aforementioned notice period, and further provided that if Employer has cured the circumstances giving rise to the Good Reason within thirty (30) days after Employer’s receipt of such notice, then such termination shall not be effective; or

(B)                                If by Employee without Good Reason, written notice by Employee to Employer that Employee is terminating Employee’s employment, which termination shall be effective ninety (90) days after the date of such notice.

Notwithstanding anything in this Section 6(a), Employer may at any point terminate Employee’s employment for Cause prior to the effective date of any other termination contemplated hereunder provided Employee has not sent a notice of termination.

(b)                                 Termination Payments.

(i)                                     Termination for Cause, by Employee Without Good Reason, as Result of Employee’s Disability or Death, or as Result of Expiration of Term.  If Employee’s employment hereunder is terminated by Employer for Cause, by Employee without Good Reason, as a result of Employee’s Disability or death, or as a result of the expiration of the Term, Employer will pay the Accrued Obligations (as defined below) to Employee (or Employee’s estate, as the case may be) promptly (within fifteen (15) days) following the effective date of such termination, and Employee (or Employee’s estate, as the case may be) shall be entitled to no further compensation hereunder.

(ii)                                  Termination Without Cause or For Good Reason.  If Employee’s employment hereunder is terminated by Employer without Cause or by Employee for Good Reason, then:

(A)                              Employer will pay the Accrued Obligations to Employee promptly (within fifteen (15) days) following the effective date of such termination.

(B)                                Employer will provide Employee with additional separation pay under the following terms and conditions: (1) if Employee’s employment is terminated under this subsection (ii) within Employee’s first (1St) year of employment under this Agreement, Employer shall pay to Employee an amount equal to six (6) months of the Base Salary; (2) if Employee’s employment is terminated under this subsection (ii) within

Employee’s second (2nd) year of employment under this Agreement, Employer shall pay to Employee an amount equal to twelve (12) months of the Base Salary; and (3) if Employee’s employment is terminated under this subsection (ii) any time after the inception of Employee’s third (3rd) year of employment under this Agreement, Employer shall pay to Employee an amount equal to eighteen (18) months of the Base Salary.  Any payments made under this subsection (ii) shall be made in equal monthly installments in accordance with Employer’s usual payroll practices, or in a single lump sum payment in Employer’s sole discretion.

(C)                                Should Employee continue his medical and dental insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Employer will reimburse to Employee the cost of the COBRA payments made by Employee to continue his participation in Employer’s medical and dental insurance plans, less Employee’s co-pay if any (which shall be deducted from any payments made to Employee under this subsection), through the applicable monthly period described in subsections (ii)(B)(1), (ii)(B)(2), and (ii)(B)(3) above, to the same extent that such insurance is provided to persons employed by Employer.

(D)                               The payments and benefits described in this subsection (ii) will begin on the first regular pay date following the effective date of the separation agreement set forth in subsection (iv) below.

(E)                                 In the event that Employee is eligible for payments and benefits under subsection (iii) below, Employee shall not be eligible for and shall not receive any payments and benefits described in this subsection (ii).

(iii)                               Termination Without Cause or For Good Reason After Change Of Control.  If Employer undergoes a Change of Control (as defined below) and Employee’s employment hereunder is terminated by Employer without Cause or by Employee for Good Reason, then:

(A)                              Employer will pay the Accrued Obligations to Employee promptly (within fifteen (15) days) following the effective date of such termination.

(B)                                Employer will provide Employee with additional separation pay under the following terms and conditions: (1) if Employer undergoes a Change of Control and thereafter Employee’s employment is terminated under this subsection (iii) within Employee’s first (1st) year of employment under this Agreement, Employer shall pay to Employee an amount equal to twelve (12) months of the Base Salary; (2) if Employer undergoes a Change of Control and thereafter Employee’s employment is terminated under this subsection (iii) within Employee’s second (2nd) year of employment under this Agreement, Employer shall pay to Employee an amount equal to eighteen (18) months of the Base Salary; and (3) if Employer undergoes a Change of Control and thereafter Employee’s employment is terminated under this subsection (iii) any time after the inception of Employee’s third (3rd) year of employment under this Agreement, Employer shall pay to Employee an amount equal to twenty four (24) months of the Base Salary.  Any payments made under this subsection (iii) shall be made in equal monthly installments in accordance with Employer’s usual payroll practices, or in a single lump sum payment in Employer’s sole discretion.

(C)                                Should Employee continue his medical and dental insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Employer will reimburse to Employee the cost of the COBRA payments made by Employee to continue his participation in Employer’s medical and dental insurance plans, less Employee’s co-pay if any (which shall be deducted from any payments made to Employee under this subsection), through the applicable monthly period described in subsections (iii)(B)(1), (iii)(B)(2), and (iii)(B)(3) above, to the extent permissible under COBRA, and to the same extent that such insurance is provided to persons employed by Employer.

(D)                               The payments and benefits described in this subsection (iii) will begin on the first regular pay date following the effective date of the separation agreement set forth in subsection (iv) below.

(E)                                 In the event that Employee is eligible for payments and benefits under subsection (ii) above, Employee shall not be eligible for and shall not receive any payments and benefits described in this subsection (iii).

(iv)                              Separation Agreement; Release of Claims.  Employer shall not be obligated to pay Employee any of the payments or benefits set forth in Sections 6(b)(ii) or 6(b)(iii) (other than the Accrued Obligations) unless and until Employee has executed (without revocation) a timely separation agreement in a form that is acceptable to Employer and Employee, which will include, at a minimum, a complete release of claims against Employer and its affiliated entities.

(c)                                  Definitions.

(i)                                     Cause.  As used herein, “Cause” means any of the following: (A) the continued failure or refusal by Employee to substantially perform his duties hereunder (other than any such failure resulting from his incapacity due to physical or mental illness); (B) the engaging by Employee in misconduct which is injurious to Employer’s business or reputation, monetarily or otherwise; (C) the disloyalty, deliberate dishonesty, breach of fiduciary duty or violation by Employee of any provision of this Agreement or any other Agreement he has with Employer; (D) Employee’s commission of an act of fraud or embezzlement against Employer; (E) Employee is convicted by a court of competent jurisdiction, or pleads “no contest” to, a felony (other than minor traffic violations) by Employee; (F) the use by Employee of so-called “street” or illicit drugs, whether or not during business hours, regardless of whether such use results in arrest or conviction, or the abuse of any drug or medication so as to materially and adversely affect Employee’s performance.

(ii)                                  Good Reason.  As used herein, “Good Reason” means any of the following, unless the basis for such Good Reason is cured within thirty (30) days after Employer receives written notice from Employee specifying the basis for such Good Reason: (A) a change in the principal location at which Employee provides services to Employer to over fifty (50) miles away from Waltham, Massachusetts, without Employee’s prior written consent; (B) a material adverse change by Employer to Employee’s duties, authority and responsibilities as CEO which causes Employee’s position with Employer to become of materially less responsibility and authority than Employee’s position immediately prior to such change (provided that such change is not in connection with a termination of Employee’s employment hereunder by Employer); (C) a change in the lines of reporting such that Employee no longer reports to the Board; (D) a material breach of this Agreement by Employer; or (E) failure by Employer to obtain the assumption of this Agreement by any successor to Employer.

(iii)                               Disability.  As used herein, “Disability” means Employee is unable to perform the essential functions of his job with or without a reasonable accommodation because of a physical or mental impairment for a period of at least three (3) months.

(iv)                              Accrued Obligations.  As used herein, “Accrued Obligations” means: (A) the portion of Employee’s Base Salary that has accrued prior to any termination of Employee’s employment with Employer and has not yet been paid; and (B) the amount of any expenses properly incurred by Employee on behalf of Employer prior to any such termination and not yet reimbursed.  Employee’s entitlement to any other compensation or benefit under any plan of Employer shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(v)                                 Change of Control.  As used herein, “Change of Control” means: (A) any person, entity or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than Alticor Inc. and its affiliates), shall become the “beneficial owner” (as such term is defined in Rule 13(d) under the Exchange Act), directly or indirectly, of outstanding securities of Employer representing more than 50% of the total voting power represented by all voting securities of Employer entitled to vote generally in the election of directors.

(d)                                 No Other Payments or Benefits Owing.  The payments and benefits set forth in Section 6(b) shall be the sole amounts owing to Employee upon termination of Employee’s employment for any reason.  Employee shall not be eligible for any other payments or other forms of compensation or benefits.  The payments and benefits set forth in Section 6(b) shall be the sole remedy, if any, available to Employee in the event that he brings any claim against Employer relating to the termination of his employment under this Agreement.

(e)                                  409A Limitation.  Notwithstanding any other provision with respect to the timing of payments under Section 6, if, at the time of Employee’s termination, Employee is deemed to be a “specified Executive” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of Employer, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Employee may become entitled under Section 6 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Employee under the terms of Section 6.

7.                                       Publicity.  During the Term and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, originate or participate in the origination of any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto, to Employee’s employment hereunder or to Employer, without the prior written approval of Employer.  No officer or director of Employer shall make no disparaging remarks regarding Employee during the Term or one (1) year thereafter.

8.                                       Restrictive Covenants.

(a)                                  Non-Competition; Customer Lists; Non-Solicitation.  In consideration of the benefits of this Agreement, including Employee’s access to and limited use of proprietary and confidential information of Employer, as well as training, education and experience provided to Employee by Employer directly and/or as a result of work projects assigned by Employer with respect thereto, Employee hereby covenants and agrees that during the Term and for a period of twelve (12) months following termination of Employee’s employment, regardless of how such termination may be brought about, Employee shall not, directly or indirectly:

(i)                                     as proprietor, partner, stockholder, director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages anywhere in the world in any business activity which is competitive to current business activities in which Employer participates during Employee’s employment with Employer, or take any action in preparation to do any of the foregoing; provided, however, the foregoing shall not, in any event, prohibit Employee from purchasing and holding as an investment not more than 1% of any class of publicly traded securities of any entity which conducts a business in competition with the business of Employer, so long as Employee does not participate in any way in the management, operation or control of such entity.  It is further recognized and agreed that, even though an activity may not be restricted under the foregoing provision, Employee shall not during the Term and for a period of twelve (12) months following termination of his employment, regardless of how such termination may be brought about, provide services to any person or entity which may be used against, or is or may be in conflict with the interests of, Employer or its customers or clients;

(ii)                                  use or make known to any person or entity the names or addresses of any clients or customers of Employer or any other information pertaining to them;

(iii)                               call on for the purpose of competing, solicit, take away or attempt to call on, solicit or take away any clients or customers of Employer on whom Employee called or with whom he became acquainted during his employment with Employer; or

(iv)                              recruit or attempt to recruit or hire or attempt to hire any employees of Employer.

(b)                                 Confidentiality.  Employee agrees to execute the Confidentiality and Intellectual Property Agreement attached hereto as Exhibit A and agrees to fulfill his obligations thereunder.

(c)                                  Judicial Reformation.  Employee acknowledges that, given the nature of Employer’s business, the covenants contained in Section 8 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of Employer’s business and to protect its legitimate business interests.  If, however, Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

(d)                                 Affiliates.  When used in this Section 8, the term “Employer” includes Interleukin Genetics, Inc. and all affiliates, parents, and subsidiaries of Interleukin Genetics, Inc.

9.                                       Miscellaneous.

(a)                                  Withholdings.  All payments to Employee hereunder shall be made after reduction for all federal, state and local withholding and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.

(b)                                 Taxation.  Employee acknowledges and agrees that Employer does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Employer and Employee agree that, in addition to abiding by Section 6(e) if applicable, both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, that no such amendment shall increase the total financial obligation of Employer under this Agreement.

(c)                                  Succession.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns.  The obligations and duties of Employee hereunder shall be personal and not assignable.

(d)                                 Notices.  Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted overnight express delivery or by facsimile to and received by the party to whom such notice is intended (provided the original thereof is sent by mail, in the manner set forth below, on the next business day after the facsimile transmission is sent), or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below such party’s signature to this Agreement.  The parties may change their respective addresses for the purpose of this Section 9(d) by giving notice of such change to the other parties in the manner which is provided in this Section 9(d).

(e)                                  Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter.

(f)                                    Headings.  The headings of Sections herein are used for convenience only and shall not affect the meaning of contents hereof.

(g)                                 Waiver; Amendment.  No provision hereof may be waived except by a written agreement signed by the waiving party.  The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition.  This Agreement may be amended only by a written agreement signed by the parties hereto.

(h)                                 Severability.  If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect.  In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.

(i)                                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(j)                                     Arbitration.  Except for the provisions of Sections 7 and 8, and Exhibit A  hereto, with regard to which Employer expressly reserves the right to petition a court directly for injunctive or other relief, any dispute arising out of or relating to this Agreement, or the breach, termination or the validity hereof, shall be settled by arbitration in Massachusetts, in accordance with the Commercial Arbitration Rules of the

American Arbitration Association.  Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  THE ARBITRATOR OR ARBITRATORS ARE NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (INCLUDING REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES) IN ANY FORUM.  The arbitrator or arbitrators may award equitable relief in those circumstances where monetary damages would be inadequate.  The arbitrator or arbitrators shall be required to follow the applicable law as set forth in the governing law section of this Agreement.  The arbitrator or arbitrators shall award reasonable attorneys fees and costs of arbitration to the prevailing party in such arbitration.

(k)                                  Equitable Relief.  In the event of a breach or a threatened breach by Employee of any of the provisions contained in Sections 7 or 8 of this Agreement or Exhibit A hereto, Employee acknowledges that Employer will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law.  Accordingly, Employer shall be entitled to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual, without having to post bond.  The foregoing shall be in addition to and without prejudice to any other rights that Employer may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

(l)                                     Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

LEWIS H. BENDER		INTERLEUKIN GENETICS, INC.

By:	/s/ Lewis H. Bender	By:	/s/ Thomas R. Curran, Jr.
Thomas R. Curran, Jr.

Address:		Address:
43 Ledgewood Road		135 Beaver Street
Redding, CT 06896		Waltham, MA 02452